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                                                                       EXHIBIT 5

February 29, 1996


Columbia/HCA Healthcare Corporation
One Park Plaza
Nashville, Tennessee 37203

RE:  Registration Statement on Form S-3
     Columbia/HCA Healthcare Corporation
     400,000 Shares of Common Stock

Ladies and Gentlemen:

     I am Senior Vice President and General Counsel of Columbia/HCA Healthcare Corporation, a Delaware corporation (the "Company"), and have been involved with the registration under the Securities Act of 1933, as amended (the "Act"), of an aggregate of 400,000 shares of Common Stock, $.01 par value of the Company (the "Common Stock") being offered in connection with the exercise of certain warrants previously issued by the Company, as described in the Registration Statement.

     In connection with the offering of the Common Stock, I have examined the Restated Certificate of Incorporation, By-laws and other corporate records of the Company, and such other documents I have deemed relevant to this opinion.

     Based and relying solely upon the foregoing, it is my opinion that when the 400,000 shares of Common Stock, or any portion thereof, are issued as described in the Registration Statement, such shares will be duly authorized, validly issued, fully paid and nonassessable.

     This opinion may be filed as an exhibit to the Registration Statement. Consent is also given to the reference to me under the caption "Legal Opinions" in the Registration Statement as having passed upon the validity of the issuance of the Common Stock. In giving this consent, I do not hereby admit that I come within the category of persons whose consent is required under Section 7 of the Act or rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Respectfully submitted,


Stephen T. Braun
Senior Vice President and
General Counsel